UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
ENERGY WEST, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(2)	Form, Schedule or Registration Statement No.:

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October   , 2007

Dear Shareholder:

You are cordially invited to attend the 2007 annual meeting of shareholders of Energy West, Incorporated, on November 15, 2007, starting at 10:00 a.m. Mountain Standard Time at the Civic Center, located at Park Drive and Central Avenue, Great Falls, Montana 59401.

As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors, ratification of Hein & Associates LLP as our independent auditors for the fiscal year ending June 30, 2008, and approval of an amendment to our articles of incorporation to increase the number of authorized shares of common stock.

In addition, our management will report on our results and will be available to respond to your questions.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of the directors and management of Energy West, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

Richard M. Osborne
Chairman of the Board

ENERGY WEST, INCORPORATED

Notice of Annual Meeting of Shareholders
To Be Held on November 15, 2007

To the Shareholders of Energy West, Incorporated:

The annual meeting of shareholders of Energy West, Incorporated, a Montana corporation, will be held on November 15, 2007, at 10:00 a.m. Mountain Standard Time at the Civic Center, located at Park Drive and Central Avenue, Great Falls, Montana 59401, for the following purposes:

1. To elect directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified (Proposal 1),

2. To ratify the appointment of Hein & Associates LLP as Energy West’s independent auditors for our fiscal year ending June 30, 2008 (Proposal 2),

3. To approve an amendment to Energy West’s articles of incorporation to increase our authorized shares of common stock (Proposal 3), and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only shareholders of record at the close of business on October 10, 2007 are entitled to vote at the annual meeting.

All shareholders are cordially invited to attend the meeting in person. However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

Wade F. Brooksby
Secretary

ENERGY WEST, INCORPORATED

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2007 annual meeting of shareholders to be held on November 15, 2007, and any postponements or adjournments of the meeting.

This proxy statement and the accompanying Chairman’s letter, notice and proxy card, together with our annual report to shareholders for the year ended June 30, 2007, are being sent to our shareholders beginning on or about October [  ], 2007.

QUESTIONS and ANSWERS

Q:	When and where is the annual meeting?

A:	Our 2007 annual meeting of shareholders will be held on November 15, 2007, at 10:00 a.m. Mountain Standard Time at the Civic Center, located at Park Drive and Central Avenue, Great Falls, Montana 59401.

Q:	What are shareholders voting on?

A:	• Election of eight directors (W.E. ’Gene’ Argo, Steven A. Calabrese, David A. Cerotzke, Mark D. Grossi, Richard M. Osborne, James R. Smail, Thomas J. Smith and James E. Sprague) (Proposal 1),

• Ratification of the appointment of Hein & Associates LLP as Energy West’s independent auditors for our fiscal year ending June 30, 2008 (Proposal 2), and

• Approval of an amendment to Energy West’s articles of incorporation to increase our authorized shares of common stock (Proposal 3).

If a permissible proposal other than the listed proposals is presented at the annual meeting, your signed proxy card gives authority to Kevin J. Degenstein or Jed H. Henthorne to vote on any additional proposal.

Q:	Who is entitled to vote?

A:	Our record date is October 10, 2007. Only holders of our common stock as of the close of business on October 10, 2007 are entitled to vote. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposals. You have the right to revoke your proxy any time before the meeting by

• notifying our secretary,

• voting in person, or

• returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Kevin J. Degenstein or Jed D. Henthorne will vote FOR the proposals on your behalf.

Q:	Who will count the vote?

A:	Representatives of Computershare Trust Company, Inc., our transfer agent, will tabulate the votes. Patrick Hayes of Computershare, or another designee from Computershare, will be responsible for reviewing the vote count as election inspector.

Q:	What shares are included on the proxy card and what does it mean if I get more than one proxy card?

A:	The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What constitutes a quorum?

A:	As of the record date, [ ] shares of our common stock were outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the annual meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. If you are present or represented by a proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against a proposal. “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A “broker non-vote” occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

Q:	Who can attend the annual meeting?

A:	All shareholders as of the record date, October 10, 2007, can attend.

Q:	What percentage of stock are the directors and executive officers entitled to vote at the annual meeting?

A:	Together, they are entitled to vote 812,285 shares, or 28.3% of the common stock entitled to vote at the annual meeting. (See pages 19 through 20 for more details.)

Q:	Who is our largest principal shareholder?

A:	Richard M. Osborne, our chairman of the board, owns 614,847 shares of our common stock, or 21.5% of the stock entitled to vote at the annual meeting.

Q:	When is a shareholder proposal due for the next annual meeting?

A:	In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by June 29, 2008, to Wade F. Brooksby, Secretary, Energy West, Incorporated, 1 First Avenue South, Great Falls, Montana 59401, and must be in accordance with the requirements of our by-laws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act). (See page 21 for more details.)

Q:	How does a shareholder nominate someone to be a director of Energy West?

A:	Any shareholder may recommend any person as a nominee for director by writing to Wade F. Brooksby, Secretary, Energy West, Incorporated, 1 First Avenue South, Great Falls, Montana 59401. Our governance and nominating committee will review any nominees recommended to it by shareholders in accordance with the guidelines outlined in our governance and nominating committee charter which is available on our website at www.ewst.com. Recommendations for directors by shareholders for next year’s annual meeting must be received no later than September 16, 2008, and nominations must be in accordance with the requirements of our by-laws. (See pages 21 through 22 for more details.)

Q:	Who pays for the solicitation expenses?

A:	The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Energy West. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means, and we may pay persons holding shares for others their expenses for sending proxy materials to their customers. No solicitation will be made other than by our directors, officers and employees.

PROPOSAL 1

ELECTION OF DIRECTORS

At this annual meeting, eight directors are to be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Nominees for election this year are W.E. ‘Gene’ Argo, Steven A. Calabrese, David A. Cerotzke, Mark D. Grossi, Richard M. Osborne, James R. Smail, Thomas J. Smith and James E. Sprague. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.

If any director to be elected by you is unable to stand for re-election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the annual meeting is needed to elect directors. Abstentions and votes withheld for directors will have the same effect as votes against.

The board of directors recommends that you vote FOR all nominees.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITOR

The audit committee has appointed Hein & Associates LLP our independent auditor for our fiscal year ending June 30, 2008. Our by-laws do not require that shareholders ratify the appointment of our independent auditor; however, the audit committee will consider the outcome of this vote in its decision to appoint the independent auditor next year. Even if the auditor’s appointment is ratified, the audit committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Energy West and our shareholders.

A representative of Hein & Associates will attend the annual meeting to answer appropriate questions from shareholders and make a statement if he or she desires.

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting is required for the ratification of Hein & Associates as our independent auditor for our fiscal year ending June 30, 2008.

The board of directors recommends that you vote FOR ratification of the appointment of Hein & Associates LLP as our independent auditor our fiscal year ending June 30, 2008.

PROPOSAL 3

INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

General

On September 24, 2007, our board of directors recommended an amendment to Energy West’s articles of incorporation to increase the number of authorized shares of common stock from 5 million to 15 million and directed that the amendment be submitted to our shareholders for approval. The amendment does not affect the number of authorized shares of preferred stock, which will remain at 1.5 million shares. If the amendment is approved by our shareholders, the first sentence of the Fourth Article of our articles of incorporation will be amended to read as follows:

“FOURTH. The total authorized number of shares of this Corporation is 16,500,000, of which 15,000,000 shall be shares of Common Stock of the par value of $0.15 each and 1,500,000 shall be shares of Preferred Stock of the par value of $0.15 each.”

Reasons For and Effects of the Proposal

The board has approved for submission to our shareholders, and recommends that the shareholders approve, an amendment to our articles of incorporation to increase the number of authorized shares of common stock from 5 million to 15 million. The additional shares of common stock would become part of the existing class of common stock and, if and when issued, would have the same rights, privileges and preferences as the shares of common stock currently issued and outstanding.

The board anticipates that Energy West will require in the future a greater number of authorized shares of common stock than is currently available under our articles of incorporation. The availability of additional authorized shares will provide the board with flexibility to act when and as the need arises to issue additional shares in the future without the delays necessitated by a shareholder vote. Such flexibility will also allow Energy West to take advantage of changing market and financial conditions in a more timely manner. The reasons for issuing additional shares could include public or private offerings to obtain additional capital for our business, satisfaction of any current or future financial obligations of Energy West, payments as part or all of the consideration required to be paid for the acquisition of ongoing businesses or other assets, and grants to employees and directors pursuant to any option, stock ownership or other benefit plans or employment agreements.

The board has not proposed the increase in the amount of authorized shares with the intention of issuing additional shares to discourage tender offers or takeover attempts of Energy West. However, the availability of additional authorized shares for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of the company, which may adversely affect your ability to obtain a premium for your shares.

The proposed increase in the number of authorized shares of common stock will not change the number of shares of common stock outstanding or the rights of the holders of our common stock. Any issuance of additional shares of common stock could reduce current shareholders’ proportionate interests in Energy West, depending on the number of shares issued and the purpose, terms and conditions of the issuance. Although the board intends to issue common stock only when it considers the issuance to be in the best interest of Energy West, the issuance of additional shares of common stock may have, among other things, a dilutive effect on earnings per share and on the equity and voting rights of shareholders. The board believes, however, that the benefits of providing the flexibility to issue shares without delay for any business purpose outweigh any such possible disadvantages.

Ownership of shares of common stock entitles each shareholder to one vote per share of common stock. Holders of shares of common stock do not have preemptive rights to subscribe for additional securities that may be issued, which means that current shareholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership. Shareholders wishing to maintain their interest, however, may be able to do so through normal market purchases.

Vote Required

Approval of the amendment to the articles requires the affirmative vote of a majority of our shares of common stock represented in person or by proxy at the annual meeting.

The board of directors recommends that you vote FOR the amendment to the articles of incorporation to increase the authorized shares of common stock.

THE BOARD OF DIRECTORS

Each of the nominees listed below is an incumbent director whose nomination to serve for a one-year term was recommended by the governance and nominating committee and approved by the board. Information about the nominees is set forth below.

Name	Age	Position	Director Since

W.E. ‘Gene’ Argo	65	Director	2002
Steven A. Calabrese	47	Director	2006
David A. Cerotzke	57	Vice Chairman of the Board and Director	2003
Mark D. Grossi	53	Director	2005
Richard M. Osborne	62	Chairman of the Board and Director	2003
James R. Smail	60	Director	2007
Thomas J. Smith	63	Interim President and Director	2003
James E. Sprague	47	Director	2006

W. E. ‘Gene’ Argo has been a director of Energy West since 2002. He retired in 2006 as the president and general manager of Midwest Energy, Inc., a gas and electric cooperative in Hays, Kansas, in which capacity he had served since 1992.

Steven A. Calabrese has served as a director since 2006. He is the managing partner of Calabrese, Racek and Markos, Inc., which operates a number of commercial real estate companies in Cleveland, Ohio and Tampa, Florida. The firms specialize in evaluation, market research and reporting, management, construction and development services for commercial and industrial real estate. He is also a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio.

David A. Cerotzke assumed the newly-created position of vice chairman of the board in August 2007. He has served as a director of Energy West since December 2003. From July 2004 through August 2007, he served as our president and chief executive officer. Prior to joining Energy West, Mr. Cerotzke was a consultant in the energy industry from January 2003 to December 2003. From 1990 to 2003, he served in various executive capacities, including vice-president of engineering, vice-president of operations, vice-president of marketing and treasurer of Nicor Inc., a diversified energy holding company.

Mark D. Grossi has served as a director since March 2005. He was employed as executive vice president of Charter One Financial, Inc. a publicly-traded bank holding company, and executive vice president and chief retail banking officer of its subsidiary, Charter One Bank, N.A., from 1992 through September 2004. Mr. Grossi is a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio.

Richard M. Osborne has been a director since December 2003 and chairman of the board since November 2005. He is the president and chief executive officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery, and chairman of each of Northeast Ohio Natural Gas Corporation and Orwell Natural Gas Company, natural gas distribution companies in Mentor, Ohio. Since September 1998, Mr. Osborne has been chairman of the board, chief executive officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. He is also chairman of the board of Corning Natural Gas Corporation, a public utility company in Corning, New York.

Thomas J. Smith has been a director since December 2003. On August 27, 2007, he was appointed interim president of Energy West. From 1999 to 2006, he was the president, chief operating officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. Mr. Smith is currently a director of John D. Oil and Gas Company. Since 2003, he has been president, treasurer and secretary of Northeast Ohio Natural Gas Corporation, a natural gas distribution company in Mentor, Ohio, and since 2002 he has been president, treasurer and secretary of Orwell Natural Gas Company, a natural gas distribution company in Mentor, Ohio. He is also a director of Corning Natural Gas Corporation, a public utility company in Corning, New York.

James R. Smail was appointed a director in August 2007. For the past thirty years, he has served as chairman of the board of J.R. Smail, Inc., an oil and gas production company he founded. He is also the chairman of the board and owner of The Monitor Bank of Big Prairie, Ohio, an Ohio state-chartered commercial bank. Mr. Smail is a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio.

James E. Sprague has served as a director since 2006.  He is a certified public accountant and has been employed by Walthall, Drake & Wallace LLP, an accounting firm, since 1987 and is currently a partner and part owner of the firm.

Director Independence

The board of directors has determined and confirmed that each of Mr. Argo, Mr. Calabrese, Mr. Grossi, Mr. Osborne, Mr. Smail and Mr. Sprague do not have a material relationship with Energy West that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of Nasdaq.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (the SEC) initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all Section 16(a) filing requirements were met in the last fiscal year.

Meetings of the Board of Directors

Energy West holds regular meetings of the board of directors each month and special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors. The board of directors has access to management at all times.

The independent directors meet in private sessions several times each year, as often as they deem necessary, without any directors who are also our employees or members of management. Last year, the independent directors met privately five times.

The board of directors met eleven times in the last fiscal year. All members of the board participated in at least 75% of all board of directors and applicable committee meetings in the last fiscal year. Energy West strongly encourages members of the board to attend the annual meeting. All members except one attended the 2006 annual meeting of shareholders held on December 5, 2006.

Director Compensation

Prior to January 1, 2007, we paid each outside director an annual fee of $6,000. Committee chairmen were paid an additional $3,000 annually. In addition, we paid each outside director $1,500 for each in-person board meeting, $750 for each telephonic board meeting and $375 for each in-person committee meeting attended. We also maintained a policy allowing directors to elect to defer payment of fees in cash or stock. This policy was discontinued effective December 31, 2006. Beginning January 1, 2007, we paid each board member a monthly fee of $2,000 regardless of board or committee meetings held. Prior fees that had been deferred but not paid prior to January 1, 2007 were paid in cash or stock. We reimburse all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging.

The following table summarizes information with respect to the compensation paid to our directors who are not also executive officers during the fiscal year ended June 30, 2007.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)	($)	($)

W.E. ‘Gene’ Argo	21,750	—	—	21,750
Steven A. Calabrese	13,500	—	—	13,500
Mark D. Grossi	18,750	—	—	18,750
Richard M. Osborne(1)	70,079	—	—	70,079
James R. Smail	2,000	—	—	2,000
James E. Sprague	13,500	—	—	13,500
Thomas J. Smith(2)	65,256	—	—	65,256
Terry Palmer(3)	11,250	—	—	11,250
Richard Schulte(3)(4)	12,250	84,046	—	96,296

(1)	Includes $58,079 in fees that were deferred in prior years.

(2)	Includes $53,256 in fees that were deferred in prior years.

(3)	Mr. Palmer and Mr. Schulte retired from the board in December 2006.

(4)	Mr. Schulte’s stock award reflects payments in stock deferred in prior years. The number of shares issued was determined by using the closing market price on the date prior to the date of issuance.

Committees of the Board of Directors

Compensation Committee.  A description of the compensation committee is contained in the compensation committee report on page 19.

Governance and Nominating Committee.  The governance and nominating committee, composed of Mr. Sprague, the committee’s chairman, Mr. Argo and Mr. Calabrese, performs its duties in accordance with the governance and nominating committee charter, available on our website at www.ewst.com. Pursuant to its charter, the committee reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the board of directors. The committee met twice during the last fiscal year. No shareholder recommendations were received relating to this year’s election.

On September 24, 2007, the committee recommended to the board, and the board re-nominated, incumbent directors Mr. Argo, Mr. Calabrese, Mr. Cerotzke, Mr. Grossi, Mr. Osborne, Mr. Smail, Mr. Smith and Mr. Sprague for election as directors at the 2007 annual meeting of shareholders. The committee determined that the board, Energy West and our shareholders are well served by the existing members of the board who are active, involved and knowledgeable about Energy West’s business, its executive officers and key employees.

The board of directors determined that the members of the nominating committee were independent as required by applicable laws and regulations and the listing standards of Nasdaq.

Audit Committee.  A description of the audit committee is contained in the audit committee report beginning on page 8.

Nomination of Candidates for Director

With respect to its recommendations of director nominees, the governance and nominating committee may establish the criteria for director service and will consider, among other things, the independence of the candidates under Nasdaq listing standards and such experience as to create value to the board, the company, and our shareholders. The criteria and selection process are not standardized and may vary from time to time. Relevant experience in business and industry, government, education, and other areas are prime measures for any nominee. The committee will consider individuals for board membership who are proposed by shareholders in accordance with the provisions of our by-laws.

A shareholder who wishes to nominate an individual for election as a director at the annual meeting must give us advance written notice and provide specified information as described in “Shareholder Proposals and Director Nominations” beginning on page 21.

Shareholder Communications with Directors

Any of Energy West’s directors may be contacted in writing in care of Energy West, 1 First Avenue South, Great Falls, Montana 59401. Written communications addressed to the board in general are reviewed by our chairman for appropriate handling. Written communications addressed to an individual board member are forwarded to that director.

Code of Ethics

Energy West has adopted a corporate code of ethics that applies to all of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Our Code of Business Conduct fully complies with the requirements of the Sarbanes-Oxley Act of 2002. Specifically, the code is reasonably designed to deter wrongdoing and promote

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•	full, fair, accurate, timely and understandable disclosure in public reports,

•	compliance with applicable governmental laws rules and regulations,

•	prompt internal reporting of code violations to an appropriate person identified in the code, and

•	accountability for adherence to the code.

A copy of the code is available on our website at www.ewst.com. Any amendments or waivers to the code that apply to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions will be promptly disclosed to our shareholders.

AUDIT COMMITTEE REPORT

In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.ewst.com. The audit committee is directly responsible for the appointment of Energy West’s independent public accounting firm and is charged with reviewing and approving all services performed for Energy West by the independent accounting firm and for reviewing the accounting firm’s fees. The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Energy West in order to assess the accounting firm’s independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee reviews management’s programs to monitor compliance with our policies on business ethics and risk management. The audit committee establishes procedures to receive and respond to complaints received by Energy West regarding accounting, internal accounting controls or auditing matters and allows for the confidential, anonymous submission of concerns by employees.

The audit committee is currently comprised of Mr. Sprague, the committee’s chairman, Mr. Grossi and Mr. Smail. Mr. Sprague was appointed to the committee on August 27, 2007 to replace Mr. Smith, who resigned as chairman of the committee upon being appointed interim president of Energy West. The committee met seven times in the last fiscal year. The audit committee’s current composition satisfies the regulations of Nasdaq governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in Nasdaq listing standards. Each member of the audit committee is able to read and understand financial statements, including balance sheets, income statements and cash flow statements. The board has determined that

Mr. Sprague is an “audit committee financial expert” under applicable SEC rules through his experience as a certified public accountant and his position as a partner in the accounting firm of Walthall, Drake & Wallace LLP. In addition, Mr. Sprague is deemed to be “financially sophisticated” under applicable Nasdaq rules. The audit committee reviews and reassesses its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.

The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management. The audit committee also discussed with our independent accounting firm the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee reviewed with Hein & Associates LLP, our independent accounting firm which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent accounting firm a formal written statement describing all relationships between the independent accounting firm and us that might bear on the accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the accounting firm any relationships that may impact its objectivity and independence. In considering the accounting firm’s independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.

In reliance upon the audit committee’s reviews and discussions with management and our independent accounting firm, the audit committee recommended to the board that Energy West’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the SEC.

Audit Committee

James E. Sprague, Chairman
Mark D. Grossi
James R. Smail

Principal Accountant Firm Fees and Services

The following is a summary of the aggregate fees billed to us for the fiscal years ended June 30, 2007 and June 30, 2006 by our independent registered public accountant, Hein & Associates LLP and their affiliates.

	2007	2006

Audit Fees	$137,280	$116,473
Audit-Related Fees	21,923	48,267
Tax Fees	40,588	26,750
All Other Fees	12,159	3,213

Total	$211,950	$194,613

Audit Fees.  These fees are for professional services rendered by Hein & Associates for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  In 2007 and 2006, these included fees related to derivative contracts. From time to time, in order to mitigate the risk of natural gas market price volatility related to firm commitments to purchase or sell natural gas, we enter into hedging arrangements in the form of derivative contracts. Quoted market prices for natural gas derivative contracts of Energy West and our subsidiaries are generally not available. Therefore, to determine the fair value of natural gas derivative contracts, we use internally developed valuation models that incorporate independently available current and forecasted pricing information. In 2007, these also included fees related to the Federal Energy Regulatory Commission audit of a subsidiary company.

Tax Fees.  These are fees for professional services rendered by Hein & Associates with respect to advisory services related to the preparation of income tax returns.

All Other Fees.  These are fees for advisory services related to the sale of assets and acquisitions.

The audit committee pre-approved all services performed by Hein & Associates and authorized us to pay the fees billed to us by Hein & Associates in fiscal 2007 and 2006.

EXECUTIVE OFFICERS

Name	Age	Position

Thomas J. Smith*	63	Interim President and Director
David A. Cerotzke*	57	Vice Chairman of the Board and Director
Wade F. Brooksby	61	Vice President, Chief Financial Officer and Secretary
Kevin J. Degenstein	48	Senior Vice President of Operations
Jed D. Henthorne	47	Vice President of Administration

*	Biographical information for Mr. Smith and Mr. Cerotzke can be found under “Board of Directors.”

Wade F. Brooksby has served as our chief financial officer since March 2005 and secretary since May 2007. From 2002 until joining Energy West, he served as executive manager at Innovative Swab, Inc., a wholly-owned subsidiary of Zila, Inc., a specialty pharmaceutical company. Previously, Mr. Brooksby was an operating and financial consultant to exploration, production and energy marketing companies.

Kevin J. Degenstein has served as our senior vice president of operations since September 2006. Prior to joining Energy West, Mr. Degenstein was employed by EN Engineering, an engineering consulting firm, as vice president of distribution from January 2002 until December 2003 and vice president of technology from January 2004 until August 2006.

Jed D. Henthorne was appointed vice president of administration in September 2006. He has been employed by Energy West since 1988 and has served in professional and management capacities related to customer service, information technology and accounting.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Our compensation committee has the responsibility for recommending to the board of directors the compensation that is paid or awarded to our executive officers. Our compensation committee consists of three independent members of the board. Our compensation committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.

The compensation committee recommends a compensation package to the board of directors described in further detail below for each of our executive officers. The compensation package is intended to place the executive officer within the compensation range targeted by the compensation committee for the executive officer’s position.

Compensation Philosophy and Objectives

Our compensation philosophy is designed to maintain a compensation system that is competitive with comparable companies and attract and retain outstanding executives. We seek to award compensation to our executive officers with a goal of superior company performance that will, ultimately, improve shareholder value.

The primary objectives of our compensation program are to

•	attract and retain highly qualified executive officers to successfully lead Energy West, and

•	encourage decision-making that enhances shareholder value.

To achieve these objectives, we believe that we must provide a compensation package for our executives that is competitive with compensation packages offered by comparable companies. In addition, we believe that enhanced shareholder value is achieved by linking a portion of executive compensation to corporate performance.

Role of Executive Officers in Our Compensation Program

In the last year, the compensation committee, with the input of Mr. Cerotzke, established a salary range for each executive based on his performance along with available information concerning companies of comparable size in the gas utility industry. Mr. Cerotzke reviewed the performance of our executive officers. The conclusions reached and recommendations based on these reviews were presented to the compensation committee. The compensation committee can exercise its discretion in modifying any recommendation or stock or cash awards to executive officers.

Elements of Our Compensation Program

We subscribe to a total compensation program composed of three elements:

•	base salary,

•	annual incentive, and

•	long term incentives consisting primarily of equity awards.

Base Salary

To attract and retain qualified executive officers, base salary is the primary element in our compensation program. The base salary of executive officers is determined by our success in

•	delivering safe, reliable and cost effective service to our customers, and

•	providing acceptable earnings growth to our shareholders.

We believe that these are complimentary objectives and linked to our overall success. We review the salaries of like positions in other companies and, from time to time, use surveys to supplement this information. However, our primary determinant in establishing base salary is our operating and earnings performance as described above.

The compensation committee reviews the base salary adjustment, if any, for our executive officers and recommends these adjustments to the board of directors. The base salary earned in the last year by our executive officers was determined using the factors described in this report. Mr. Cerotzke’s salary of $170,129 increased 3% from 2006. Our other named executive officers received an increase in base salary for 2007 ranging from 0% to 10%, with the exception of Mr. Brooksby who for personal reasons voluntarily changed his status from full-time to part-time employment.

Annual Incentive Compensation

We believe that annual incentive compensation fulfills the philosophy of our compensation program by rewarding certain executives for outstanding performance when certain objectives are achieved, thereby linking executive compensation to corporate performance. Objectives that are tied to annual incentive compensation must be clear and specific in nature. The compensation committee has the discretion to award annual incentive compensation upon the achievement of certain objectives, such as achieving a target level of improvement in income or a significant acquisition or divestiture.

The targets for Mr. Cerotzke’s annual incentive compensation are based solely on adjusted net income of Energy West reaching certain pre-determined levels. In the last year, the board of directors and Mr. Cerotzke mutually agreed that Mr. Cerotzke would be entitled to receive as annual incentive compensation a minimum of 30% and a maximum of 70% of his annual base salary depending on the amount of adjusted net income achieved. Because Energy West reached a certain amount of adjusted net income for 2007, the compensation committee approved annual incentive compensation for Mr. Cerotzke in the amount of $119,000 which represents 70% of his base salary for 2007. In addition, each executive officer except Mr. Brooksby received annual incentive compensation in the amount of $2,000 as a result of the sale of our Arizona propane assets in April 2007.

Long-Term Incentives

Long-term incentives are awarded in an effort to

•	keep our executive officers aligned with the long-term objectives of Energy West, and

•	attract and retain executive officers of outstanding ability.

We believe that long-term incentives should be awarded only with the achievement of specific goals and, accordingly, are used sparingly. We have adopted the 2002 Stock Option Plan, which allows for the issuance of incentive and non-statutory stock options. The compensation committee, in consultation with executive management, is charged with designating those persons to whom options are to be granted and determining the terms of the option grant.

All grants of options under the 2002 Stock Option Plan have been made with an exercise price equal to the closing price on the day before the grant, and the options vest ratably over various periods. Options to purchase 30,000 shares of our common stock were granted in the last year under the plan to Mr. Cerotzke. For additional information regarding our long-term incentive plans, see page 20.

Benefit Plans

401(k) Plan.  We maintain a tax-qualified profit sharing plan under Section 401(k) of the Internal Revenue Code that covers substantially all of our employees. The plan generally provides for voluntary employee pre-tax contributions of employee compensation, a profit sharing contribution of 3% allocated to each employee based on compensation and a discretionary profit sharing contribution of up to 7% of employee compensation. Profit sharing contributions are approved by our board of directors. The plan also provides a company matching contribution in the form of shares of Energy West common stock equal to 10% of each employee’s elective deferrals in the plan. In the last fiscal year, we made total profit sharing contributions of $132,131 and contributed shares of our common stock valued at $21,690.

Employee Stock Ownership Plan.  We maintain an Employee Stock Ownership Plan (ESOP) that covers substantially all of our employees. The ESOP receives contributions of our common stock from Energy West each year as determined by our board of directors. The contribution, if any, is recorded based on the current market price of our common stock. We did not make any contributions to the ESOP in the last fiscal year.

Retiree Health Plan.  We sponsored a defined post-retirement health benefit plan providing health and life insurance benefits to eligible retirees. The plan pays eligible retirees (post-65 years of age) $125 per month in lieu of contracting for health and life insurance benefits. The amount of this payment is fixed and will not increase with medical trends or inflation. In addition, the plan allows retirees between the ages of 60 and 65 and their spouses to remain on the same medical plan as active employees by contributing 125% of the current COBRA rate to retain this coverage. The 25% in excess of the current COBRA rate is held in a VEBA trust account, and benefits for this plan are paid from assets held in the VEBA trust account. In 2006, we discontinued contributions to the plan and are no longer required to fund the plan. As of June 30, 2007, the value of the plan assets was $311,189. The assets remaining in the VEBA trust account will be used to fund the plan until these assets are exhausted.

Dividend Reinvestment Policy.  We have a policy that provides for any employee who owns shares of our common stock in our 401(k) plan or ESOP the opportunity to reinvest any dividends for additional shares of our common stock.

Fringe Benefits

Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other employees.

Employment, Separation and Severance Agreements

David A. Cerotzke.  On June 23, 2004, we entered into an employment agreement with Mr. Cerotzke that was effective July 1, 2004 and modified January 5, 2006, and continues until terminated as provided in the agreement. The agreement provides for an initial base salary of $160,000 and periodic salary adjustments as determined by the board and annual incentive compensation under programs, subject to modification by the board in its sole discretion, providing for bonuses payable upon mutually agreed upon performance goals. The target goal under the employment agreement is 50% of Mr. Cerotzke’s annual salary, however, this goal is subject to modification upon agreement of Mr. Cerotzke and the board of directors. Under the agreement, Mr. Cerotzke was entitled to a 10% bonus under the Balanced Goal Card program which was discontinued in February 2006. Under the agreement, Mr. Cerotzke is eligible to participate in all other savings, retirement, and welfare plans that are applicable generally to our employees and senior executive officers and is entitled to receive vacation and fringe benefits in accordance with our plans, practices, programs, and policies. The employment agreement also provides for a grant of 10,000 stock options under Energy West’s 2002 stock option plan, with additional grants of 10,000 options on each of the first and second anniversaries of the effective date of the employment agreement, subject to modification upon agreement of Mr. Cerotzke and the board. Twenty-five percent of each option grant vests immediately and the remainder of each option grant vests ratably over three years.

Following termination by Energy West without cause or termination by Mr. Cerotzke for “good reason” if Energy West changes his title, materially reduces his duties or authority, requires him to report internally other than to the board, or requires a relocation from the Great Falls area, or if his board membership terminates other than by his voluntary resignation, the agreement provides for (1) continuation for 12 months of Mr. Cerotzke’s annual base salary and target annual cash bonus pursuant to the programs described above, (2) a cash payment of a pro-rated annual bonus pursuant to the programs described above, (3) medical benefits for 12 months, (4) outplacement assistance, and (5) full vesting of stock options.

In the event that his employment is terminated by Energy West without cause or by Mr. Cerotzke for any of the reasons listed above within 24 months following a change in control of Energy West, Mr. Cerotzke is entitled to (1) a cash payment equal to two times his annual base salary and target annual cash bonus pursuant to the programs described above, (2) cash payment of a prorated annual bonus, (3) continued company medical benefits for up to two years and retiree medical benefits thereafter, and (4) full vesting of his stock options and elimination of any restrictions. A change in control means any acquiring person, alone or together with its affiliates or associates, acquires beneficial ownership of 20% or more of the outstanding shares of stock, except that Richard M. Osborne, our chairman, may acquire more that 20%, but less than 50%, the merger, liquidation or dissolution of Energy West, or an agreement for the sale of our assets.

Under the agreement, Mr. Cerotzke is also (1) prohibited from disclosing Energy West’s confidential information, (2) required to avoid conflicts of interest and disclose to the board any facts that might involve a conflict of interest with Energy West, and (3) prohibited from soliciting employees, customers, or clients of Energy West during the term of the agreement and for a period of two years following the termination of Mr. Cerotzke’s employment.

Kevin J. Degenstein.  On August 25, 2006, we entered into an employment agreement with Mr. Degenstein to serve as our senior vice president of operations. The term of the employment agreement commenced on September 18, 2006, and will continue until terminated as a result of Mr. Degenstein’s death or disability, by Energy West for “cause” (as defined in the employment agreement), by Energy West without “cause,” or by Mr. Degenstein, either with or without “good reason.”

Under the agreement, we will pay Mr. Degenstein a base salary of $150,000 per year, subject to increase at the discretion of the board. Mr. Degenstein is also eligible to receive option grants under Energy West’s stock option plans and to participate in all other savings, retirement, and welfare plans that are applicable generally to our employees and senior executive officers. Mr. Degenstein also will be entitled to receive vacation and fringe benefits in accordance with Energy West’s plans, practices, programs, and policies. In addition, we agreed to reimburse Mr. Degenstein for moving expenses actually incurred during the first six months of employment, up to a maximum of $20,000.

Upon termination of employment for any reason, we will pay Mr. Degenstein a lump sum of cash equal to his unpaid salary through the date of termination plus accrued but unpaid vacation pay. In addition, we will provide benefit continuation or conversion rights, as provided under our benefit plans, and vested benefits under our benefit plans. If the employment agreement is terminated by Energy West without cause or terminated by Mr. Degenstein for “good reason” if Energy West changes his title, materially reduces his duties or authority, assigns duties inconsistent with his duties, requires him to report internally other than to the president or chief executive officer, or requires him to relocate from the Great Falls area, Mr. Degenstein will be entitled to severance compensation equal to his annual base salary payable monthly for 12 months following the date of termination. In addition, if the termination occurs within 24 months of the effective date of the agreement, we will reimburse Mr. Degenstein for moving expenses actually incurred during the first six months following the termination, up to a maximum of $20,000. Payment of these severance benefits is expressly conditioned upon receipt by Energy West of an enforceable waiver and release from Mr. Degenstein in a form reasonably satisfactory to Energy West.

The employment agreement also includes provisions that (1) prohibit Mr. Degenstein from disclosing Energy West’s confidential information, (2) require him to avoid conflicts of interest and disclose to the board any facts that might involve a conflict of interest with Energy West, and (3) prohibit him from soliciting employees, customers, or clients of Energy West during the term of the agreement and for a period of two years following the termination of the agreement.

Jed D. Henthorne.  On November 1, 2006, we entered into a severance agreement with Mr. Henthorne. The agreement has a term of 36 months. In the event of a change in control of Energy West, Mr. Henthorne will be entitled to (1) a lump sum of cash equal to his unpaid salary through the date of termination plus accrued but unpaid vacation pay, (2) his base salary paid in equal installments over a 12 month period following termination, (3) benefits under any retirement, welfare plan or such other plan or program in which Mr. Henthorne participates, as if Mr. Henthorne had retired from Energy West, and (4) all options held by Mr. Henthorne will be immediately exercisable and restrictions on any stock held will lapse. A change in control means any acquiring person, alone or together with its affiliates or associates, acquires beneficial ownership of 25% or more of the outstanding shares of stock of Energy West, the incumbent board ceases to constitute a majority of the board, except if the subsequent directors are approved by the current board, the consummation of a merger or similar transaction in which the prior shareholders of the company hold less than 50% of the outstanding stock of the company, or the sale of our assets. The payment of this severance compensation is conditioned upon receipt by Energy West of an enforceable waiver and release from Mr. Henthorne.

The employment agreement also includes provisions that prohibit Mr. Henthorne from disclosing Energy West’s confidential information and soliciting employees, customers, or clients of Energy West during the term of the agreement and for a period of two years following the termination of the agreement.

John C. Allen.  On September 27, 2006, we entered into a separation agreement with Mr. Allen. Under the agreement (1) Mr. Allen remained actively employed with Energy West through October 27, 2006, (2) from October 28, 2006 through November 28, 2006, we paid Mr. Allen his current rate of pay as vacation pay, and (3) from November 28, 2006 through his separation date of July 16, 2007, Mr. Allen remained employed by Energy West to perform only those duties requested by Mr. Cerotzke or his designee. During the period from November 28, 2006 through July 16, 2007, we paid Mr. Allen an aggregate base salary of $109,308 and he was eligible to participate in the employee benefit plans and programs in which he participated as of October 27, 2006, except that Mr. Allen was not eligible for any bonus and was not entitled to any vacation. In addition, we paid to Mr. Allen a separation benefit of $10,000 after his separation date. Any stock options held by Mr. Allen continued to vest until July 16, 2007.

Our obligation to pay the cash amounts described above, Mr. Allen’s continued participation in Energy West’s benefit plans and programs, and continued vesting of his stock options were conditioned upon Mr. Allen signing and not revoking waiver and release agreements. The separation agreement also includes provisions that prohibit

Mr. Allen from soliciting employees of Energy West or our affiliates, engaging as a director, manager, or executive level employee, consultant, expert witness or otherwise with the Montana Consumer Council or the Montana Public Service Commission, or disclosing any of Energy West’s confidential information.

Tim A. Good.  On September 18, 2006, we entered into a separation agreement with Mr. Good, our then vice president of operations, in connection with his retirement from Energy West on September 30, 2006. Under the agreement, we paid to Mr. Good separation pay in an aggregate amount of $131,016, which was equal to his most recent annual base salary, as follows: (1) one-half was paid in a single lump sum payment on the third business day following the six-month anniversary of his separation date, and (2) thereafter, the remainder was paid in equal installments over the six-month period following the six-month anniversary of his separation date, in accordance with regular payroll practices. Under the separation agreement, Mr. Good was also able to elect to continue his company-sponsored medical benefits until the earlier of the date on which Mr. Good either attains 65 years of age, or becomes eligible for coverage under another employer’s health plan. Energy West also agreed to provide Mr. Good with an executive level career transition assistance program.

Our obligation to pay the separation pay and other benefits described above was conditioned upon Mr. Good signing and not revoking a waiver and release agreement. The separation agreement also includes provisions that prohibit Mr. Good from soliciting employees of Energy West or our affiliates, engaging as a director, manager, or executive level employee, consultant, expert witness or otherwise with the Wyoming Public Service Commission, or disclosing any of Energy West’s confidential information.

Stock Ownership Guidelines

In order to link the interests of management and shareholders, executive officers are encouraged to use shares obtained on the exercise of their stock options or through direct market purchases to maintain or to establish a significant level of direct stock ownership.

Accounting and Tax Considerations

In designing our compensation program, we take into consideration the accounting and tax effect that each element will or may have on Energy West and our executive officers.

Effective January 1, 2006, in accordance with Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (FAS 123(R)), we began to record compensation expense under the “fair-value-based” method of accounting for stock options granted to employees and directors. We adopted FAS 123(R) using the “modified prospective application.” The modified prospective transition method requires that compensation cost be recognized in the financial statements for all awards granted after the date of adoption as well as for existing awards for which the requisite service has not been rendered as of the date of adoption.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by us in the last fiscal year to our former president and chief executive officer, chief financial officer, former senior vice president and general counsel, former vice president of operations, and our most highly compensated executive officers.

				Option	All Other
Name and		Salary	Bonus	Awards(1)	Compensation		Total
Principal Position	Year	($)	($)	($)	($)		($)

David A. Cerotzke,	2007	170,129	121,000	35,019	6,806		332,954
President and Chief Executive Officer(2)
Wade F. Brooksby,	2007	107,000	—	18,295	3,210		128,505
Chief Financial Officer and Secretary
Kevin J. Degenstein,	2007	117,692	2,000	—	24,645	(3)	144,337
Senior Vice President of Operations
Jed D. Henthorne,	2007	103,250	2,000	—	3,818		109,068
Vice President of Administration
John C. Allen,	2007	57,917	—	4,915	109,465	(4)	172,297
Former Senior Vice President and General Counsel
Tim A. Good,	2007	45,183	—	—	94,604	(5)	139,787
Former Vice President of Operations

(1)	Amounts represent the FAS 123(R) compensation expense recognized in our fiscal year 2007 on outstanding stock option awards. We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards. Please see the table regarding the assumptions used in this calculation in Note 1 — “Summary of Business and Significant Accounting Policies” to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC on September 27, 2007.

(2)	Mr. Cerotzke assumed the newly created position of vice chairman of the board on August 27, 2007 and no longer serves as our president and chief executive officer.

(3)	Amount includes $21,008 for the aggregate incremental cost of relocation expenses and temporary housing expenses incurred after Mr. Degenstein joined Energy West in September 2006. Mr. Degenstein’s employment agreement provided for relocation expenses and temporary housing expenses of $20,000.

(4)	Mr. Allen retired from Energy West effective October 27, 2006. Amount includes severance payments of $102,021.

(5)	Mr. Good retired from Energy West effective September 30, 2006. Amount includes severance payments of $92,803.

Grants of Plan-Based Awards in the Last Fiscal Year

The following table summarizes information with respect to grants of non-equity and equity plan-based awards to our most highly compensated executive officers in the last fiscal year.

							Equity Plan Awards
							All Other
							Option Awards:		Grant Date
		Estimated Future Payouts Under					Number of	Exercise or Base	Fair Value of
		Non-Equity Incentive Plan Awards					Shares	Price of Option	Stock and
	Grant	Threshold		Target	Maximum		Underlying	Awards(1)	Option Awards(2)
Name	Date	($)		($)	($)		Options	($)	($)

David A. Cerotzke	07/01/06	—		—	—		10,000	9.02	20,900
	12/04/06	—		—	—		20,000	11.32	54,000
	—	51,000	(3)	—	119,000	(3)	—	—	—

(1)	The exercise price is equal to the closing price of our common stock on the date prior to the grant date. For additional information concerning stock option awards, see page 12.

(2)	The fair value of stock options is based on the FAS 123(R) compensation expense recognized as of the date of grant. We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards. Please see the table regarding the assumptions used in this calculation in Note 1 — “Summary of Business and Significant Accounting Policies” to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC on September 27, 2007.

(3)	Indicates the threshold and maximum amount of annual bonus that Mr. Cerotzke was entitled to receive pursuant to the terms of his employment agreement and as modified by mutual agreement by Mr. Cerotzke and the board of directors. Because this is an annual cash award, no grant date is shown. The board of directors and Mr. Cerotzke mutually agreed that Mr. Cerotzke would be entitled to receive as annual incentive compensation a minimum of 30% and a maximum of 70% of his annual base salary depending on the amount of adjusted net income achieved. Because Energy West reached a certain amount of adjusted net income for 2007, the compensation committee approved annual incentive compensation for Mr. Cerotzke in the amount of $119,000 which represents 70% of his base salary for fiscal 2007. The actual payout is shown in the “Bonus” column of the “Summary Compensation” table.

Option Exercises and Stock Vested

The following table summarizes information with respect to options exercised by our most highly compensated executive officers in the last fiscal year.

	Option Awards
		Value Realized
	Number of Shares	on Exercise*
Name	Acquired on Exercise	($)

John C. Allen	34,000	108,610
Tim A. Good	12,500	35,500

*	Based on the difference between the current market price at the time of exercise and the exercise price of the options.

Outstanding Equity Awards at June 30, 2007

The following table summarizes information with respect to the stock options held by our most highly compensated executive officers as of June 30, 2007. Our executive officers did not hold any stock awards as of June 30, 2007.

	Option Awards
	Number of	Number of
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise Price	Option
Name	Exercisable	Unexercisable	($)	Expiration Date*

David A. Cerotzke	7,500	2,500	6.47	6/30/2014
	5,000	5,000	9.85	6/30/2015
	2,500	2,500	10.51	10/3/2015
	2,500	7,500	9.02	6/30/2015
	5,000	15,000	11.32	12/3/2016
Wade F. Brooksby	15,000	5,000	6.62	3/31/2015
	5,000	5,000	10.51	10/3/2015
Jed D. Henthorne	2,500	—	8.49	11/20/2007
John C. Allen	—	5,000	6.47	10/14/2007
	—	5,000	9.85	10/14/2007
	—	1,500	10.51	10/14/2007

*	The table below details the vesting schedule for the stock option grants based on the termination date of the relevant grant.

Option Expiration Date	Option Vesting Dates

11/20/2007	25% on 11/21/2002, 25% on 11/21/2003, 25% on 11/21/2004 and 25% on 11/21/2005
6/30/2014	25% on 7/1/2004, 25% on 7/1/2005, 25% on 7/1/2006 and 25% on 7/1/2007
3/31/2015	25% on 4/1/2005, 25% on 4/1/2006, 25% on 4/1/2007 and 25% on 4/1/2008
6/30/2015	25% on 7/1/2005, 25% on 7/1/2006, 25% on 7/1/2007 and 25% on 7/1/2008
10/3/2015	25% on 10/4/2005, 25% on 10/4/2006, 25% on 10/4/2007 and 25% on 10/4/2008
6/30/2016	25% on 7/1/2006, 25% on 7/1/2007, 25% on 7/1/2008 and 25% on 7/1/2009
12/3/2016	25% on 12/4/2006, 25% on 12/4/2007, 25% on 12/4/2008 and 25% on 12/4/2009

Severance Compensation

We do not have a general severance policy applicable to all employees. Accordingly, we have entered into certain agreements that require us to make payments and provide benefits to our most highly compensated executive officers in the event of a termination of their employment, including a change in control. For purposes of the description of the potential payments and benefits set forth below, we have assumed that the triggering event with respect to a termination or change in control occurred as of June 29, 2007, the last business day of our last fiscal year, and that the per share price of our common stock was $15.00, the closing price on that date. The actual amounts of any payments and the value of any benefits can only be determined at the time of change in control or termination of one of our most highly compensated executive officers. For additional information regarding the agreements with our executive officers, see “Employment, Separation and Severance Agreements” on pages 13 through 15.

	Triggering Event
			Termination After a
	Termination for “Good	Termination	“Change in Control”
	Reason” or “Without	Pursuant to	as Defined in
	Cause” Pursuant to	Separation	Employment or
Estimated Potential	Employment Agreement	Agreement	Severance Agreement
Payment	($)	($)	($)

		David A. Cerotzke
Compensation Payments	255,000	—	510,000
Benefit Payments	22,240	—	22,240
Vesting of option awards	56,140	—	56,140
Outplacement assistance	10,000	—	—
		Kevin J. Degenstein
Compensation Payments	150,000	—	—
Benefit Payments	20,000	—	—
Vesting of option awards	—	—	—
Moving expenses	20,000	—	—
		Jed D. Henthorne
Compensation Payments	—	—	105,000
Benefit Payments	—	—	—
Vesting of option awards	—	—	—
		John C. Allen
Compensation Payments	—	17,287	—
Benefit Payments	—	—	—
Vesting of option awards	—	—	—
		Tim A. Good
Compensation Payments	—	38,213	—
Benefit Payments	—	—	—
Vesting of option awards	—	—	—

COMPENSATION COMMITTEE REPORT

The compensation committee, composed of Mr. Argo, Mr. Calabrese and Mr. Osborne, met twice in the last fiscal year. The board of directors determined that Mr. Argo, Mr. Calabrese and Mr. Osborne are independent as required by applicable law and regulations and the listing standards of Nasdaq.

Our compensation committee has a written charter which is available on our website at www.ewst.com. The compensation committee has reviewed and discussed Compensation Discussion and Analysis for our fiscal year ended June 30, 2007 with our management and based on this review has recommended to the board that Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report was submitted by the compensation committee and shall be deemed to be “furnished” rather than “filed” with the SEC and, therefore, not subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Compensation Committee

W.E. ‘Gene’ Argo, Chairman
Steven A. Calabrese
Richard M. Osborne

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Mr. Argo, Mr. Calabrese and Mr. Osborne currently serve on the compensation committee. None of Mr. Argo, Mr. Calabrese or Mr. Osborne is or has been an officer or employee of Energy West.

SECURITY OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of October 10, 2007, information regarding the beneficial ownership of our common stock by

•	each shareholder known by us to be the beneficial owner of more than 5% of the stock,

•	each director,

•	each current and former executive officer in our summary compensation table,

•	all our current directors and officers as a group.

	Beneficial Ownership(1)
Names and Address(2)	Shares	Stock Options(3)	Total	Percentage

Richard M. Osborne(4)	614,847	—	614,847	21.5%
Steven A. Calabrese(5)	140,997	—	140,997	4.9%
David A. Cerotzke(6)	41,724	38,750	80,474	2.8%
Jed D. Henthorne(7)	8,303	2,500	10,803	*
Mark D. Grossi	3,240	—	3,240	*
Thomas J. Smith	2,000	—	2,000	*
W.E. ‘Gene’ Argo	850	—	850	*
James E. Sprague	310	—	310	*
Kevin J. Degenstein(8)	14	—	14	*
Wade Brooksby	—	22,500	22,500	*
James R. Smail	—	—	—	—
John C. Allen(9)	47,915	2,500	50,415	1.8%
6654 East Saddleback St. Mesa, AZ 85215
Tim A. Good(10)	15,054	—	15,054	*
43 Southfork Road Cody, WY 82414
All directors and executive officers as a group	812,285	63,750	876,036	29.9%
(11 individuals)

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Energy West, Incorporated, 1 First Avenue South, Great Falls, Montana 59401.

(3)	Shares of common stock the beneficial owners have the right to acquire through stock options that are or will become exercisable within 60 days.

(4)	Shares owned by the Richard M. Osborne Trust, an Ohio trust of which Mr. Osborne is sole trustee.

(5)	Includes (i) 57,580 shares held by the Steven A. Calabrese Profit Sharing Trust, an Ohio trust of which Mr. Calabrese is co-trustee, (ii) 16,646 shares held by CCAG Limited Partnership, an Ohio limited partnership of which Mr. Calabrese is the president and only member of the board of directors, and (iii) 17,100 shares held by Mr. Calabrese’s minor children. Mr. Calabrese disclaims beneficial ownership of the shares held by his minor children.

(6)	Includes (i) 16,000 shares held by the David A. Cerotzke Living Trust dated April 9, 2002, (ii) 596 shares in our 401(k) plan, of which, pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan, (iii) 19 shares held directly in accordance with our dividend reinvestment policy, and (iv) 109 shares in stock equivalents received as a board member pursuant to the policy that allowed directors to defer payment of fees in stock prior to his appointment as president and chief executive officer.

(7)	Includes 4,805 shares in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.

(8)	Includes 14 shares in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.

(9)	Includes 9,367 shares held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.

(10)	Includes 8,341 shares held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.

Equity Compensation Plan Information

The Energy West, Incorporated 2002 Stock Option Plan provides for the issuance of up to 200,000 shares of common stock to certain key employees. As of June 30, 2007, there were 110,000 options outstanding and the maximum number of shares available for future grants under this plan was 25,000 shares. Additionally, our 1992 Stock Option Plan, which expired in September 2002, provided for the issuance of up to 100,000 shares of common stock pursuant to options issuable to certain key employees. Under the option plans, the option price may not be less than 100% of the common stock fair market value on the date of grant (in the event of incentive stock options, 100% of the fair market value if the employee owns more than 10% of our outstanding common stock). Options granted under these plans vest over four to five years and are exercisable over a five to ten-year period from the date of issuance. When the 1992 plan expired in September 2002, 12,600 shares remained unissued and were no longer available for issuance.

Number of Securities
	Number of Securities to		Remaining Available for
	be Issued Upon	Weighted-average Exercise	Future Issuance Under
	Exercise of Outstanding	Price of Outstanding	Equity Compensation Plans
	Options, Warrants and	Options, Warrants and	(Excluding Securities
Plan Category	Rights	Rights	Reflected in Column (a))

Equity compensation plans approved by security holders*	208,635	$8.97	26,365
Equity compensation plans not approved by security holders*	—	—	—
Total	208,635	$8.97	26,365

*	Includes 100,000 shares available for future issuance to our directors pursuant to the policy that permitted directors to defer payment of fees in stock for service as a director, 98,635 shares of which have been issued or allocated for issuance pursuant to the policy. This policy was discontinued effective December 31, 2007. Please see page 6 for more information regarding the policy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Energy West Resources, Inc., a subsidiary of Energy West, owns 26.7% of the membership interests of Kykuit Resources, LLC, a developer and operator of oil, gas and mineral leasehold estates located in Montana. Energy West has invested a total of $760,950 in Kykuit. Richard M. Osborne, our chairman of the board, and Steven A. Calabrese, a director, also own interests in Kykuit. John D. Oil and Gas Company, a publicly-held oil and gas exploration company of which Mr. Osborne is the chairman of the board and chief executive officer and Mr. Calabrese, Mark D. Grossi, James R. Smail and Thomas J. Smith are directors, is an owner and the managing member of Kykuit.

We believe that the terms of the transactions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties. In accordance with our policy adopted by the board of directors, on-going and future transactions with related parties will be

•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,

•	for bona fide business purposes, and

•	reviewed and approved by the audit committee or other independent directors in accordance with the Montana Business Corporation Act after full disclosure of the existence and nature of the conflicting interest in the related party transaction by the director involved in the transaction.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder intending to present a proposal to be included in our proxy statement for our 2008 annual meeting of shareholders must deliver a proposal, in accordance with the requirements of our by-laws and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than June 29, 2008. In addition to the applicable requirements of Rule 14a-8, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the shareholder proposing such business,

•	the class and number of shares of our common stock that are beneficially owned by the shareholder, and

•	any material interest of the shareholder in the business.

In order for a shareholder to propose director nominations at our annual meeting of shareholders, a shareholder must provide a written notice, which must be received by Energy West at our principal executive offices not less than sixty days prior to the date of the annual meeting. The notice must include as to each person whom the shareholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of our common stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;

and as to the shareholder giving the notice:

•	the name and record address of the shareholder,

•	the class and number of shares of our common stock beneficially owned by the shareholder,

•	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nomination is to be made by the shareholder,

•	a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice, and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Rule 14a under the Exchange Act.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

OTHER MATTERS

Our board of directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends. You are urged to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

Wade F. Brooksby
Secretary

October [  ], 2007

[FRONT]

PROXY	ENERGY WEST, INCORPORATED ANNUAL MEETING OF SHAREHOLDERS NOVEMBER 15, 2007 The Civic Center, Park Drive and Central Avenue, Great Falls, Montana 59401 10:00 a.m. Mountain Standard Time	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Kevin J. Degenstein and Jed D. Henthorne, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Energy West, Incorporated, to be held on November 15, 2007, at the Civic Center, located at Park Drive and Central Avenue, Great Falls, Montana 59401, beginning at 10:00 a.m. Mountain Standard Time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all as set forth in the October ___, 2007 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Energy West, Incorporated.
PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES AND “FOR” THE PROPOSALS.
1.	Election of W.E. ‘Gene’ Argo, Steven A. Calabrese, David A. Cerotzke, Mark D. Grossi, Richard M. Osborne, James R. Smail, Thomas J. Smith and James E. Sprague as directors.

FOR ALL NOMINEES ☐ (unless struck out above) WITHHOLD FROM ALL NOMINEES ☐

(Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee.)

2.	To ratify the appointment of Hein & Associates LLP as Energy West’s independent auditors for the fiscal year ending June 30, 2008.

FOR ☐ AGAINST ☐ WITHHELD ☐

3.	To approve an amendment to the articles of incorporation of Energy West to increase the authorized shares of common stock.

FOR ☐ AGAINST ☐ WITHHELD ☐
THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.
[BACK]

(Signature should be exactly as name or names appear on
this proxy. If stock is held jointly each holder should
sign. If signature is by attorney, executor, administrator,
trustee or guardian, please give full title.)

Dated: , 2007

Signature

Signature if held jointly I plan to attend the meeting: Yes ☐ No ☐
This proxy will be voted FOR all nominees and FOR the proposals unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.